Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179879

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$4,100,000,000	100.000%	$4,100,000,000	$528,080

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 2, 2012)

$4,100,000,000

McKesson Corporation

$400,000,000 Floating Rate Notes due 2015

$700,000,000 1.292% Notes due 2017

$1,100,000,000 2.284% Notes due 2019

$1,100,000,000 3.796% Notes due 2024

$800,000,000 4.883% Notes due 2044

The floating rate notes due 2015, which we refer to as the “2015 floating rate notes,” will mature on September 10, 2015, the 1.292% notes due 2017, which we refer to as the “2017 fixed rate notes,” will mature on March 10, 2017, the 2.284% notes due 2019, which we refer to as the “2019 fixed rate notes,” will mature on March 15, 2019, the 3.796% notes due 2024, which we refer to as the “2024 fixed rate notes,” will mature on March 15, 2024 and the 4.883% notes due 2044, which we refer to as the “2044 fixed rate notes,” will mature on March 15, 2044. We refer to the 2017 fixed rate notes, the 2019 fixed rate notes, the 2024 fixed rate notes and the 2044 fixed rate notes collectively as the “fixed rate notes.” We refer to the fixed rate notes and the 2015 floating rate notes collectively as the “notes.”

We will pay interest on the 2017 fixed rate notes on March 10 and September 10 of each year, beginning September 10, 2014. We will pay interest on the 2019 fixed rate notes, the 2024 fixed rate notes and the 2044 fixed rate notes on March 15 and September 15 of each year, beginning September 15, 2014. The 2015 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.40%. We will pay interest on the 2015 floating rate notes on March 10, June 10, September 10 and December 10 of each year, beginning June 10, 2014.

We may redeem any series of fixed rates notes in whole or in part at any time at the redemption prices set forth under “Description of Notes—Optional Redemption.” We do not have the option to redeem the 2015 floating rate notes. If a change of control triggering event occurs, unless we have previously exercised our optional redemption right, we will be required to offer to repurchase the notes from the holders for cash. See “Description of Notes—Change of Control.”

The notes will be unsecured obligations of ours and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered book-entry form and in denominations of $2,000 and integral multiples of $1,000 thereafter.

Investing in the notes involves risk. See the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013 and in our Current Report on Form 8-K/A filed on March 5, 2014.

	Public Offering Price (1)	Underwriting Discounts	Proceeds, before expenses, to McKesson
Per 2015 Floating Rate Note	100.000%	0.150%	99.850%
Total	$400,000,000	$600,000	$399,400,000
Per 2017 Fixed Rate Note	100.000%	0.450%	99.550%
Total	$700,000,000	$3,150,000	$696,850,000
Per 2019 Fixed Rate Note	100.000%	0.600%	99.400%
Total	$1,100,000,000	$6,600,000	$1,093,400,000
Per 2024 Fixed Rate Note	100.000%	0.650%	99.350%
Total	$1,100,000,000	$7,150,000	$1,092,850,000
Per 2044 Fixed Rate Note	100.000%	0.875%	99.125%
Total	$800,000,000	$7,000,000	$793,000,000

(1)	Plus accrued interest from March 10, 2014 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form on or about March 10, 2014, only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.

Senior Co-Managers

Mitsubishi UFJ Securities	Scotiabank	Wells Fargo Securities

Co-Managers

Fifth Third Securities	PNC Capital Markets LLC	Rabo Securities

HSBC	Lloyds Securities	TD Securities	US Bancorp

March 5, 2014

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus, provides a more general description of the terms and conditions of the various securities we may offer under our registration statement, some of which does not apply to this offering. If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of these statements can be identified by the use of forward-looking words such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans” or “estimates,” or the negative of these words, or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, the factors discussed under “Risk Factors” in our Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, in our Current Report on Form 8-K/A filed on March 5, 2014 and in other information contained in our publicly available SEC filings and press releases. You should not consider this list to be a complete statement of all potential risks and uncertainties. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. Except to the extent required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the historical financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2013, in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013 and in our Current Report on Form 8-K/A filed on March 5, 2014 for more information about important risks that you should consider before investing in the notes. Except as otherwise indicated, all references in this prospectus supplement to “McKesson,” “we,” “our” and “us” refer to McKesson Corporation and its consolidated subsidiaries, but does not include Celesio AG (“Celesio”) and its subsidiaries.

McKesson Corporation

McKesson Corporation (NYSE: MCK) is a healthcare services and information technology company providing supply, information and care management products and services designed to reduce costs and improve quality across the healthcare industry.

We conduct our business through two segments. The McKesson Distribution Solutions segment distributes ethical and proprietary drugs, medical-surgical supplies and equipment, and health and beauty care products throughout North America. This segment also provides specialty pharmaceutical solutions for biotech and pharmaceutical manufacturers, and practice management, technology, clinical support and business solutions to oncology and other specialty practices operating in the community setting. In addition, this segment sells financial, operational and clinical solutions for pharmacies (retail, hospital, alternate site) and provides consulting, outsourcing and other services.

The McKesson Technology Solutions segment delivers enterprise-wide clinical, patient care, financial, supply chain, strategic management software solutions, pharmacy automation for hospitals, as well as connectivity, outsourcing and other services, including remote hosting and managed services, to healthcare organizations. This segment also includes McKesson Health Solutions, which includes our InterQual® clinical criteria solution, claims payment solutions and network performance tools. This segment’s customers include hospitals, physicians, homecare providers, retail pharmacies and payers from North America, the United Kingdom, Ireland, other European countries and Israel.

Our principal executive offices are located at One Post Street, San Francisco, California 94104. Our telephone number is (415) 983-8300.

Recent Developments

As previously disclosed, on February 6, 2014, we completed the acquisition of more than 75% of the issued and outstanding share capital, on a fully diluted basis, of Celesio for approximately $5.1 billion (translated using a currency exchange ratio of $1.3495/€1 as of February 6, 2014) plus the assumption of approximately $2.3 billion (translated using a currency exchange ratio of $1.3524/€1 as of September 30, 2013) of Celesio debt (collectively, the “Acquisition”). On February 28, 2014, we launched a voluntary public tender offer for the shares of Celesio that remain outstanding or are issuable upon further conversion of Celesio’s convertible bonds for €23.50 per share (the “Tender Offer”). Assuming that the Tender Offer is not extended, the Tender Offer is expected to expire on April 22, 2014.

Celesio is an international wholesale and retail company and provider of logistics and services to the pharmaceutical and healthcare sectors. Celesio operates in 14 countries and is headquartered in Stuttgart, Germany.

In connection with the Acquisition, we entered into a $5.5 billion unsecured Senior Bridge Term Loan Agreement, dated as of January 23, 2014 (the “Bridge Loan”), among us, Bank of America, N.A., as administrative agent, and the lenders party thereto. On February 4, 2014, we borrowed approximately $5.0 billion under the Bridge Loan to fund payment of a portion of the consideration for the Acquisition. We expect to fund the acquisition of the remaining issued and outstanding share capital of Celesio with a combination of operating cash flow, cash on hand and, depending on the timing of such acquisition, other sources of short-term liquidity.

The Offering

Issuer	McKesson Corporation

Securities Offered	$400,000,000 aggregate principal amount of floating rate notes due

2015.

$700,000,000 aggregate principal amount of 1.292% notes due 2017.

$1,100,000,000 aggregate principal amount of 2.284% notes due 2019.

$1,100,000,000 aggregate principal amount of 3.796% notes due 2024.

$800,000,000 aggregate principal amount of 4.883% notes due 2044.

Maturity Date	2015 floating rate notes—September 10, 2015.

2017 fixed rate notes—March 10, 2017.

2019 fixed rate notes—March 15, 2019.

2024 fixed rate notes—March 15, 2024.

2044 fixed rate notes—March 15, 2044.

Interest Rate	2015 floating rate notes – three-month LIBOR plus 0.40% per annum (determined as described under “Description of Notes – 2015 Floating Rate Notes”).

2017 notes—1.292% per year.

2019 notes—2.284% per year.

2024 notes—3.796% per year.

2044 notes—4.883% per year.

Interest Payment Dates	Interest will be paid on the 2015 floating rate notes on March 10, June 10, September 10 and December 10 of each year, beginning on June 10, 2014.

Interest will be paid on the 2017 fixed rate notes on March 10 and September 10 of each year, beginning on September 10, 2014.

Interest will be paid on the 2019 fixed rate notes, the 2024 fixed rate notes and the 2044 fixed rate notes on March 15 and September 15 of each year, beginning on September 15, 2014.

Interest on the notes will accrue from March 10, 2014.

Use of Proceeds	We estimate that we will receive approximately $4,068 million from the sale of the notes, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering, together with borrowings under our accounts receivable sales facility and cash on hand, to repay borrowings outstanding under the Bridge Loan. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or their affiliates are agents and/or lenders under the Bridge Loan. As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay outstanding borrowings under the Bridge Loan. As affiliates of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC will each receive more than 5% of the proceeds of this offering, not including underwriting compensation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC will each have a “conflict of interest” as defined in Rule 5121 adopted by the Financial Industry Regulatory Authority, Inc., or FINRA. Consequently, this offering will be conducted in accordance with Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the notes offered are investment grade rated, as that term is defined in Rule 5121. See “Use of Proceeds” and “Underwriting—Conflicts of Interest.”

Optional Redemption	We may redeem any series of fixed rate notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at the redemption prices set forth under “Description of Notes—Optional Redemption.” We do not have the option to redeem the 2015 floating rate notes.

Change of Control	Upon the occurrence of both (1) a change of control of us and (2) a downgrade of a series of notes below an investment grade rating by each of Fitch Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, unless we have previously exercised our optional redemption right with respect to that series of notes in whole, we will be required to offer to repurchase the notes of that series at a price equal to 101% of the then outstanding principal amount of such series, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Change of Control.”

Other Covenants	We will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture includes certain covenants, including limitations on our ability to:

•	create liens on our assets;

•	enter into sale and lease-backs with respect to our properties; and

•	merge or consolidate with another entity.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants” and in the indenture.

Ranking	The notes will be our unsecured senior obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

The indenture does not limit the amount of debt we may incur.

Additional Issues	We may create and issue additional notes with the same terms (except for the issue date, the public offering price and, under certain circumstances, the first interest payment date) as one or more series of the notes so that such additional notes shall be consolidated and form a single series with the notes of the corresponding series.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information gives effect to the Acquisition as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments.

The unaudited pro forma condensed combined balance sheet data as of December 31, 2013 gives effect to the Acquisition as if it had occurred on December 31, 2013, combining the unaudited consolidated balance sheet of McKesson at December 31, 2013 and the unaudited consolidated balance sheet of Celesio at September 30, 2013. The unaudited pro forma condensed combined statements of operations data have been adjusted to give effect to the Acquisition as if it had occurred at the start of McKesson’s fiscal year, April 1, 2012, combining the audited results of McKesson for the year ended March 31, 2013 and the unaudited results of Celesio for the year ended December 31, 2012, and combining the unaudited results of McKesson for the nine months ended December 31, 2013 and the unaudited results of Celesio for the nine months ended September 30, 2013. The summary unaudited pro forma financial information is for illustrative purposes only and does not purport to be indicative of the financial position or results of operations that would actually have been achieved had the Acquisition occurred on the dates indicated or which may be achieved in the future.

The summary unaudited pro forma consolidated combined financial information is only a summary and should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization,” Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements and notes thereto of McKesson and Celesio, included or incorporated by reference in this prospectus supplement.

	Pro Forma
	Nine Months Ended December 31, 2013	Year Ended March 31, 2013
(in millions, except per share and ratio data)	(unaudited)
Statement of Operations Data
Revenues	$120,529	$151,086
Cost of Sales	(112,321)	(140,861)

Gross Profit	8,208	10,225
Operating Expenses	(6,146)	(7,821)
Litigation Charges	(68)	(72)
Gain on Business Combination	—	81

Total Operating Expenses	(6,214)	(7,812)

Operating Income	1,994	2,413
Other Income, net	26	9
Impairment of an Equity Investment	—	(191)
Interest Expense	(426)	(550)

Income from Continuing Operations Before Income Taxes	1,594	1,681
Income Tax Expense	(628)	(555)

Income from Continuing Operations	966	1,126
Less: Income Attributable to Noncontrolling Interests	5	(20)

Income from Continuing Operations
Attributable to McKesson Corporation	$961	$1,146

	Pro Forma
	Nine Months Ended December 31, 2013	Year Ended March 31, 2013
(in millions, except per share and ratio data)	(unaudited)
Earnings from Continuing Operations Per Common Share Attributable to McKesson Corporation
Diluted	$4.12	$4.79
Basic	$4.20	$4.88
Dividend Declared Per Common Share	$0.68	$0.80

Weighted Average Common Shares of McKesson
Diluted	233	239
Basic	229	235

Balance Sheet Data
Current Assets	$31,349
Working Capital (1)	$4,532
Total Assets	$50,556
Long-Term Debt	$10,925
Total Stockholders’ Equity	$7,969

(1)	Working capital is total current assets less total current liabilities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $4,068 million, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering, together with borrowings under our accounts receivable sales facility and cash on hand, to repay borrowings outstanding under the Bridge Loan. On February 4, 2014 we borrowed approximately $5.0 billion under the Bridge Loan to fund payment of a portion of the consideration for the Acquisition. Borrowings under the Bridge Loan must be repaid in full no later than February 3, 2015, or in full or in part, upon certain events occurring prior to such time, including specified debt issuances such as this offering. The Bridge Loan bears interest based on the London Interbank Offered Rate plus a margin based on our credit ratings and the amount of time any borrowings under the Bridge Loan remain outstanding. As of March 4, 2014, our borrowings under the Bridge Loan accrued interest at the rate of 1.4% per year.

Certain affiliates of the underwriters are lenders and/or agents under the Bridge Loan. Therefore, affiliates of the underwriters will receive a portion of the net proceeds from this offering used to repay borrowings under the Bridge Loan. See “Underwriting — Conflicts of Interest” for more information.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2013:

•	on an actual basis;

•	on an as adjusted basis to reflect the Acquisition as well as the borrowings under the Bridge Loan and use of cash on hand to finance the Acquisition; and

•

on an as adjusted basis to reflect the Acquisition, this offering and the application of the net proceeds from the sale of the notes, together with borrowings under our accounts receivable sales facility and cash on hand, to repay borrowings outstanding under the Bridge Loan. See “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information” and Management’s Discussion and Analysis of Financial Condition and Results of Operations and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2013
	Actual	Adjusted for the Acquisition	Adjusted for the Acquisition and this Offering
	(unaudited, in millions, except par value)
Cash and cash equivalents (1)	$2,431	$2,763	$1,873

Long-term debt (including current portion):
6.50% Notes due February 15, 2014 (2)	350	350	350
0.95% Notes due December 4, 2015	499	499	499
3.25% Notes due March 1, 2016	599	599	599
5.70% Notes due March 1, 2017	500	500	500
1.40% Notes due March 15, 2018	499	499	499
7.50% Notes due February 15, 2019	349	349	349
4.75% Notes due March 1, 2021	598	598	598
2.70% Notes due December 15, 2022	400	400	400
2.85% Notes due March 15, 2023	400	400	400
7.65% Debentures due March 1, 2027	175	175	175
6.00% Notes due March 1, 2041	493	493	493
Celesio Debt (3)(4)	—	1,978	1,978
Bridge Loan (5)	—	4,957	—
Other	12	12	12
Floating Rate Notes due September 10, 2015	—	—	400
1.292% Notes due March 10, 2017	—	—	700
2.284% Notes due March 15, 2019	—	—	1,100
3.796% Notes due March 15, 2024	—	—	1,100
4.883% Notes due March 15, 2044	—	—	800

Total long-term debt (including current portion)	$4,874	$11,809	$10,952

Stockholders’ equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	$—	$—	$—
Common stock, $0.01 par value, 800 shares authorized (actual and as adjusted); 380 shares issued (actual and as adjusted)	4	4	4
Additional paid-in capital	6,442	6,442	6,442
Retained earnings (5)	11,138	11,080	11,080
Accumulated other comprehensive loss	(68)	(68)	(68)
Other	16	16	16
Treasury shares, at cost – 150 shares (actual and as adjusted)	(9,505)	(9,505)	(9,505)

Total stockholders’ equity	$8,027	$7,969	$7,969

Total capitalization	$12,901	$19,778	$18,921

(1)	As adjusted for the Acquisition represents the cash and cash equivalents of McKesson as of December 31, 2013, plus the cash and cash equivalents of Celesio as of September 30, 2013, less the net cash used to finance the Acquisition. This amount was translated using a currency exchange ratio of $1.3524/€1 as of September 30, 2013.
(2)	Does not reflect repayment in full at maturity of the 6.50% Notes due February 15, 2014.
(3)	As adjusted for the Acquisition represents the long-term debt (including current portion) of Celesio as of September 30, 2013 (translated using a currency exchange ratio of $1.3524/€1 as of September 30, 2013), less $630 million of Celesio debt acquired and held by McKesson through February 6, 2014 (translated using a currency exchange ratio of $1.3495/€1 as of February 6, 2014), plus fair-value step-up of Celesio long-term debt held by third parties (translated using a currency exchange ratio of $1.3495/€1 as of February 6, 2014).
(4)	Holders of Celesio’s €350 million aggregate principal amount 4.00% Notes due 2016, €500 million aggregate principal amount 4.50% Notes due 2017, €350 million aggregate principal amount 3.75% Convertible Bonds due 2014 and €350 million aggregate principal amount 2.50% Convertible Bonds due 2018 (collectively, the “Celesio Notes”) have the right to require Celesio to redeem such notes upon the occurrence of specified change of control events. On February 12, 2014, pursuant to the terms of the Celesio Notes, Celesio announced that a change of control had occurred as a result the Acquisition. As part of the Acquisition, we acquired approximately €497 million aggregate principal amount of the 2014 Convertible Bonds and the 2018 Convertible Bonds. With respect to the 2016 Notes and 2017 Notes, if no ratings agency assigns an investment grade credit rating to such series of Celesio Notes within 90 days following the occurrence of the change of control, holders may require Celesio to redeem their notes for a redemption price equal to 100% of the principal amount of notes surrendered for redemption, plus accrued and unpaid interest to but excluding the redemption date. With respect to the 2014 Convertible Bonds and the 2018 Convertible Bonds, holders may require Celesio to redeem their notes on March 24, 2014 for a redemption price equal to 100% of the principal amount of notes surrendered for redemption, plus accrued and unpaid interest to but excluding March 24, 2014 upon delivering notice at least 10 days prior to March 24, 2014.
(5)	As adjusted for the Acquisition reflects the accrual of transaction costs subsequent to December 31, 2013 and debt issuance costs on the Bridge Loan, net of tax.

RATIO OF EARNINGS TO FIXED CHARGES

The table below reflects our ratio of earnings to fixed charges (1) on a historical basis for the nine months ended December 31, 2013, and for each of the five years in the period ended March 31, 2013 and (2) on a pro forma basis for the nine months ended December 31, 2013 and for the year ended March 31, 2013:

	For the Nine Months Ended December 31, 2013	For the Year Ended March 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	7.5	7.0	6.8	6.9	8.8	6.5
Pro forma ratio of earnings to fixed charges (1)(2)	5.5	5.1	—	—	—	—

(1)	The ratio of earnings to fixed charges is computed by dividing fixed charges (interest cost, both expensed and capitalized, including amortization of debt discounts and deferred loan costs, and the interest component of rental expense) into earnings available for fixed charges (income from continuing operations before income taxes plus fixed charges and dividends from equity investees, minus equity in net income of equity investees and interest capitalized). Interest accrued on the liability recorded for uncertain tax positions is excluded from interest expense. One-third of net rent expense is the portion of rental expense deemed as reasonable approximation of the interest factor.
(2)	The pro forma ratio of earnings to fixed charges for the nine months ended December 31, 2013 and for the year ended March 31, 2013 gives effect to this offering as if it had occurred on April 1, 2013 and April 1, 2012, respectively. Fixed charges include interest cost for the 2015 floating rate notes based on the pricing as of the date of this prospectus supplement. The interest rate for the 2015 floating rate notes could change during the period for which the 2015 floating rate notes are outstanding and therefore could differ from the amounts reflected in the pro forma information presented above.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of McKesson and Celesio, and presents McKesson’s pro forma financial position and results of operations resulting from the Acquisition and the related financing.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2013 (the “Pro Forma Balance Sheet”) gives effect to the Acquisition as if it had occurred on December 31, 2013, combining the unaudited condensed consolidated balance sheet of McKesson at December 31, 2013 and the unaudited condensed consolidated balance sheet of Celesio at September 30, 2013.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended March 31, 2013, and for the nine months ended December 31, 2013 (the “Pro Forma Statements of Operations”), give effect to the Acquisition, as if it had occurred on April 1, 2012, combining the audited results of McKesson for the year ended March 31, 2013 and the unaudited results of Celesio as derived from their audited financial statements for the year ended December 31, 2012, and combining the unaudited results of McKesson for the nine months ended December 31, 2013 and the unaudited results of Celesio for the nine months ended September 30, 2013.

The Pro Forma Statements of Operations and the Pro Forma Balance Sheet are hereafter collectively referred to as the “Pro Forma Financial Information.”

The Pro Forma Financial Information has been adjusted to give effect to matters that are directly attributable to the Acquisition and factually supportable. In addition, the Pro Forma Statements of Operations have been adjusted to give effect to only those matters that are expected to have a continuing impact on the operating results of McKesson. The pro forma adjustments and Pro Forma Financial Information included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that McKesson believes are reasonable under the circumstances. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed is considered preliminary and subject to change once McKesson receives certain information it believes is necessary to finalize its fair value assessments. The Pro Forma Financial Information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

Adjustments made to align Celesio’s financial information prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) with McKesson’s accounting policies and presentation under U.S. GAAP are described in Note 5, “IFRS to U.S. GAAP Reconciliation and Presentation Reclassifications.”

The Pro Forma Financial Information is unaudited and does not purport to represent what McKesson’s combined results of operations would have been if the Acquisition had occurred on April 1, 2012, or what those results will be for any future periods, or what McKesson’s combined balance sheet would have been if the Acquisition had occurred on December 31, 2013. The Pro Forma Financial Information should be read in connection with the historical consolidated financial statements and notes thereto of McKesson and Celesio, incorporated by reference in this prospectus supplement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(In millions of U.S. dollars)

	December 31, 2013 McKesson	September 30, 2013 Celesio	Pro Forma Adjustments	Ref.		Pro Forma Combined
		(Note 5)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,431	$505	$(173)	6	(a)	$2,763
Receivables, Net	10,750	3,285	—			14,035
Inventories, Net	11,462	2,004	49	6	(b)	13,515
Prepaid Expenses and Other	591	445	—			1,036

Total Current Assets	25,234	6,239	(124)			31,349
Property, Plant and Equipment, Net	1,359	676	165	6	(b)	2,200
Goodwill	6,300	2,828	809	6	(b)	9,937
Intangible Assets, Net	2,066	30	2,836	6	(b)	4,932
Other Assets	1,520	618	—			2,138

Total Assets	$36,479	$10,391	$3,686			$50,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and Accounts Payable	$16,638	$3,051	$—			$19,689
Short-Term Borrowings	—	383	—			383
Deferred Revenue	1,286	—	—			1,286
Deferred Tax Liabilities	1,519	—	—			1,519
Current Portion of Long-Term Debt	353	224	307	6	(d)	884
Other Accrued Liabilities	2,108	901	47	6	(c)	3,056

Total Current Liabilities	21,904	4,559	354			26,817

Long-Term Debt	4,521	2,250	4,154	6	(d)	10,925
Other Noncurrent Liabilities	2,027	671	698	6	(b)	3,396
Commitments and Contingent Liabilities	—	—	—			—
Total McKesson Corporation Stockholders’ Equity	8,027	2,864	(2,922)	6	(e)	7,969
Noncontrolling Interests	—	47	1,402	6	(b)	1,449

Total Liabilities and Stockholders’ Equity	$36,479	$10,391	$3,686			$50,556

See accompanying notes to the unaudited Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2013

(In millions of U.S. dollars, except per share amounts)

	Year Ended
	March 31, 2013 McKesson	December 31, 2012 Celesio	Pro Forma Adjustments	Ref.		Pro Forma Combined
		(Note 5)
Revenues	$122,455	$28,631	$—			$151,086
Cost of Sales	(115,471)	(25,341)	(49)	6	(f)	(140,861)

Gross Profit	6,984	3,290	(49)			10,225
Operating Expenses	(4,678)	(2,855)	(288)	6	(f)	(7,821)
Litigation Charges	(72)	—	—			(72)
Gain on Business Combination	81	—	—			81

Total Operating Expenses	(4,669)	(2,855)	(288)			(7,812)

Operating Income	2,315	435	(337)			2,413
Other Income (Expense), Net	35	(26)	—			9
Impairment of an Equity Investment	(191)	—	—			(191)
Interest Expense	(240)	(151)	(159)	6	(f)	(550)

Income from Continuing Operations Before Income Taxes	1,919	258	(496)			1,681
Income Tax Expense	(581)	(130)	156	6	(g)	(555)

Income from Continuing Operations	1,338	128	(340)			1,126
Less: Income Attributable to Noncontrolling Interests	—	9	(29)	6	(h)	(20)

Income from Continuing Operations Attributable to McKesson Corporation	$1,338	$119	$(311)			$1,146

Earnings from Continuing Operations Per Common Share Attributable to McKesson Corporation
Diluted	$5.59					$4.79
Basic	$5.71					$4.88
Weighted Average Common Shares of McKesson Corporation
Diluted	239					239
Basic	235					235

See accompanying notes to the unaudited Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended December 31, 2013

(In millions of U.S. dollars, except per share amounts)

	Nine Months Ended
	December 31, 2013 McKesson	September 30, 2013 Celesio	Pro Forma Adjustments	Ref.		Pro Forma Combined
		(Note 5)
Revenues	$99,468	$21,061	$—			$120,529
Cost of Sales	(93,699)	(18,622)	—			(112,321)

Gross Profit	5,769	2,439	—			8,208
Operating Expenses	(3,890)	(2,068)	(188)	6	(f)	(6,146)
Litigation charges	(68)	—	—			(68)

Total Operating Expenses	(3,958)	(2,068)	(188)			(6,214)

Operating Income	1,811	371	(188)			1,994
Other Income (Expense), Net	7	(33)	52	6	(f)	26
Interest Expense	(187)	(122)	(117)	6	(f)	(426)

Income from Continuing Operations
Before Income Taxes	1,631	216	(253)			1,594
Income Tax Expense	(639)	(71)	82	6	(g)	(628)

Income from Continuing Operations	992	145	(171)			966
Less: Income Attributable to
Noncontrolling Interests	—	7	(2)	6	(h)	5

Income from Continuing Operations
Attributable to McKesson Corporation	$992	$138	$(169)			$961

Earnings from Continuing Operations Per Common Share Attributable to McKesson Corporation
Diluted	$4.26					$4.12
Basic	$4.34					$4.20
Dividend Declared Per Common Share	$0.68					$0.68
Weighted Average Common Shares of McKesson Corporation
Diluted	233					233
Basic	229					229

See accompanying notes to the unaudited Pro Forma Financial Information

Notes to Unaudited Pro Forma Financial Information

1.	Basis of Presentation

On February 6, 2014, McKesson completed the acquisition of 77.6% of the outstanding common shares of Celesio for cash consideration of $5,105 million plus the assumption of Celesio’s debt. Celesio is a leading international wholesale and retail company and provider of logistics and services to the pharmaceutical and healthcare sectors which operates in 14 countries around the world. The Acquisition was consummated through a series of transactions:

•	McKesson acquired 129.3 million of common shares of Celesio from Franz Haniel & Cie. GmbH (“Haniel”) for cash consideration of €23.50 per common share or $4,099 million.

•

McKesson acquired 4,840 of the 7,000 convertible bonds issued by Celesio in the nominal aggregate amount of €350 million due in October 2014 (the “2014 Bonds”), and 2,180 of the 3,500 convertible bonds issued by Celesio in the nominal amount of €350 million due in April 2018 (the “2018 Bonds”, and together with the 2014 Bonds, the “Bonds”), from Elliott International, L.P., The Liverpool Limited Partnership and Elliott Capital Advisers, L.P. (together, the “Elliott Group”) for cash consideration of $945 million. The 2,180 acquired 2018 Bonds were converted to 11.4 million common shares of Celesio.

•

McKesson acquired 303 of the 2014 Bonds and 216 of the 2018 Bonds in a series of private transactions (“Private Purchases”) for cash consideration of $61 million. 139 of the acquired 2018 Bonds were converted to 0.7 million common shares of Celesio.

Following the Acquisition, McKesson’s share ownership of Celesio exceeded 75% on a fully diluted basis.

In accordance with a business combination agreement that McKesson entered into with Celesio, on February 28, 2014, McKesson launched a voluntary public tender offer for the shares of Celesio that remain outstanding or are to be issued upon further conversions of Bonds for €23.50 per share. The Pro Forma Financial Information does not reflect the impact of the Tender Offer.

The accompanying Pro Forma Balance Sheet as of December 31, 2013 gives effect to the Acquisition as if it had occurred on December 31, 2013, combining the unaudited balance sheet of McKesson at December 31, 2013 and the unaudited balance sheet of Celesio as of September 30, 2013.

The accompanying Pro Forma Statements of Operations for the year ended March 31, 2013, and for the nine months ended December 31, 2013, give effect to the Acquisition as if it had occurred on April 1, 2012, combining the audited results of McKesson for the year ended March 31, 2013 and the unaudited results of Celesio as derived from their audited financial statements for the year ended December 31, 2012, and combining the unaudited results of McKesson for the nine months ended December 31, 2013 and the unaudited results of Celesio for the nine months ended September 30, 2013.

The period end exchange rate applicable to the purchase accounting adjustments and to Celesio for the Pro Forma Balance Sheet and the average exchange rate during the periods presented for the Pro Forma Statements of Operations are as follows:

		USD/EUR
As of February 6, 2014	Period End Spot Rate	$1.3495
As of September 30, 2013	Period End Spot Rate	$1.3524
Year ended December 31, 2012	Average Spot Rate	$1.2853
Nine months ended September 30, 2013	Average Spot Rate	$1.3169

The Pro Forma Financial Information is not intended to reflect the financial position or results of operations which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the results of operations are not necessarily indicative of the results of operations that may be obtained in the future.

2.	Summary of Significant Accounting Policies

The Pro Forma Financial Information has been compiled in a manner consistent with the accounting policies and presentation adopted by McKesson in conformity with U.S. generally accepted accounting principles (“GAAP”). The accounting policies of Celesio were not deemed to be materially different from those of McKesson. Adjustments made to align the presentation of Celesio’s financial information that was based on International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) with U.S. GAAP are described in Note 5, “IFRS to U.S. GAAP Reconciliation and Presentation Reclassifications.”

3.	Preliminary Purchase Price Allocation

The following table summarizes the allocation of the purchase price on the basis of a preliminary assessment of the fair values of the assets acquired and liabilities assumed:

(In millions)	Amount
Current assets, net of cash and cash equivalents acquired	$5,770
Goodwill	3,637
Intangible assets	2,866
Other long-term assets	1,456
Current liabilities	(3,955)
Short-term borrowings	(383)
Current portion of long-term debt	(532)
Long-term debt	(1,446)
Other long-term liabilities	(1,364)

Fair value of net assets, less cash and cash equivalents	6,049
Less: Noncontrolling interests	(1,449)

Purchase consideration, net of cash and cash equivalents acquired	$4,600

The fair values of acquired assets and liabilities are based on preliminary cash flow projections and other assumptions. The preliminary fair values of acquired intangible assets were determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate. These inputs are considered Level 3 inputs under the fair value measurements and disclosure guidance. These preliminary fair values are subject to change as McKesson obtains additional information finalizing these fair values.

The fair value of Celesio’s long-term debt and other financing were determined by quoted market prices in a less active market and other observable inputs from available market information, which are considered to be Level 2 inputs under the fair value measurements and disclosure guidance. The fair values of the conversion options, classified as other long-term liabilities, on Celesio’s Bonds were determined by observable market data for similar instruments that are considered to be Level 2 inputs under the fair value measurements and disclosure guidance.

The fair value of the noncontrolling interests on the date of acquisition of $1,449 million was made up of the following components:

(In millions)	Amount
Fair value of Celesio common shares not acquired by McKesson	$1,402
Fair value of Celesio’s previously existing noncontrolling interests	47

Total	$1,449

The fair value of the noncontrolling interest for the Celesio common shares that were not acquired by McKesson was determined by a quoted market price that is considered to be a Level 1 input under the fair value measurements and disclosure guidance.

The excess of the purchase price and the noncontrolling interests over the acquired net assets has been allocated to goodwill.

Of the total $5,105 million purchase price, $2,866 million has been allocated to definite-lived intangible assets acquired. Acquired intangible assets and their estimated useful lives consist of the following:

(In millions)	Useful life	Amount
Customer relationships	Up to 17 years	$1,495
Pharmacy licenses	Up to 23 years	1,098
Trademarks	Up to 13 years	182
Other	Up to 4 years	91

Total intangible assets acquired		$2,866

The amortization pattern of each intangible asset will follow an accelerated schedule that reflects the pattern of its expected benefits to McKesson.

4.	Financing Activities

In January 2014, McKesson entered into the Bridge Loan. Subject to the terms and conditions set forth in the Bridge Loan, up to two borrowings of term loans in an aggregate principal amount of up to $5.5 billion will be made available to McKesson at McKesson’s request to: (i) pay the Acquisition consideration; (ii) fund additional acquisitions, if any, of Celesio shares and convertible bonds, including shares acquired in the Tender Offer; and (iii) pay transaction costs associated with the Acquisition. The Bridge Loan contains terms substantially similar to those contained in McKesson’s existing revolving credit facility and, similar to the revolving credit facility, borrowings under the Bridge Loan generally bear interest based upon either a prime rate or the London Interbank Offering Rate. In addition, the Bridge Loan requires that McKesson maintains a debt to capital ratio of no greater than 65% throughout the Bridge Loan. McKesson expects to refinance all or part of the outstanding amounts under the Bridge Loan with longer-term financing prior to the end of the Bridge Loan’s 364-day term. In connection with the Acquisition, McKesson borrowed $4,957 million on the Bridge Loan. Interest expense associated with long-term financing may differ from the expense associated with the Bridge Loan.

Also in January 2014, McKesson amended its $1.35 billion Accounts Receivable Sales Facility and $1.3 billion Revolving Credit Facility. The amendments added an extended cure period to both facilities with respect to defaults under the facilities relating to the acquisition of Celesio. Additionally, the amendment for the Revolving Credit Facility increased the maximum debt to capital ratio covenant from 56.5% to 65%. This debt covenant was previously increased for the Accounts Receivable Sales Facility from 56.5% to 65% in November 2013.

5.	IFRS to U.S. GAAP Reconciliation and Presentation Reclassifications

The historical financial statements of Celesio are presented in EUR and have been prepared in accordance with IFRS. Accordingly, certain adjustments have been made in order to (i) reconcile the financial statements to U.S. GAAP; (ii) conform presentation to that applied by McKesson; and (iii) translate the financial statements to U.S. dollars.

Celesio Condensed Consolidated Balance Sheet

	As of September 30, 2013
(In millions)	Under IFRS In EUR*	Adjustments to Reconcile to U.S. GAAP In EUR	Ref.		Under U.S. GAAP In EUR	Under U.S. GAAP In USD
ASSETS
Current Assets
Cash and Cash Equivalents	€374	€—			€374	$505
Receivables, Net	2,255	174	(a	)	2,429	3,285
Inventories, Net	1,482	—			1,482	2,004
Prepaid Expenses and Other	328	—			328	445

Total Current Assets	4,439	174			4,613	6,239
Property, Plant and Equipment, Net	500	—			500	676
Goodwill	2,209	(118)	(d	)	2,091	2,828
Intangible Assets, Net	—	22	(d	)	22	30
Other Assets	341	96	(d	)	457	618
		20	(b	)

Total Assets	€7,489	€194			€7,683	$10,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and Accounts Payable	€2,256	€—			€2,256	$3,051
Short-Term Borrowings	275	174	(a	)	283	383
		(166)	(d	)
Current Portion of Long-Term Debt	—	166	(d	)	166	224
Other Accrued Liabilities	666	—			666	901

Total Current Liabilities	3,197	174			3,371	4,559

Long-Term Debt	1,657	7	(b	)	1,664	2,250
Other Noncurrent Liabilities	423	72	(b	)	495	671
Equity Attributable to Shareholders of Celesio	2,177	(59)	(b	)	2,118	2,864
Noncontrolling Interests	35	—			35	47

Total Liabilities and Stockholders’ Equity	€7,489	€194			€7,683	$10,391

*	Certain changes were made to align the presentation of Celesio’s financial information with McKesson’s presentation

Celesio Condensed Consolidated Statement of Operations

	For the Year Ended December 31, 2012
(In millions)	Under IFRS In EUR*	Adjustments to Reconcile to U.S. GAAP In EUR	Ref.	Under U.S. GAAP In EUR	Under U.S. GAAP In USD
Revenues	€22,271	€5	(d)	€22,276	$28,631
Cost of Sales	(19,846)	130	(d)	(19,716)	(25,341)

Gross Profit	2,425	135		2,560	3,290
Operating Expenses	(2,302)	(23)	(c)	(2,221)	(2,855)
		104	(d)

Total Operating Expenses	(2,302)	81		(2,221)	(2,855)

Operating Income	123	216		339	435
Other Income (Expense), Net	259	(279)	(d)	(20)	(26)
Interest Expense	(167)	10	(c)	(117)	(151)
		40	(d)

Income from Continuing Operations Before Income Taxes	215	(13)		202	258
Income Tax Expense	(105)	4	(e)	(101)	(130)

Income from Continuing Operations	110	(9)		101	128
Less: Income Attributable to Noncontrolling Interests	7	—		7	9

Income from Continuing Operations Attributable to Shareholders of Celesio	€103	€(9)		€94	$119

*	Certain changes were made to align the presentation of Celesio’s financial information with McKesson’s presentation

Celesio Condensed Consolidated Statement of Operations

	For the Nine Months Period Ended September 30, 2013
(In millions)	Under IFRS In EUR*	Adjustments to Reconcile to U.S. GAAP In EUR	Ref.		Under U.S. GAAP In EUR	Under U.S. GAAP In USD
Revenues	€15,999	€(6)	(d	)	€15,993	$21,061
Cost of Sales	(14,245)	104	(d	)	(14,141)	(18,622)

Gross Profit	1,754	98			1,852	2,439
Operating Expenses	(1,595)	(8)	(c	)	(1,570)	(2,068)
		33	(d	)

Total Operating Expenses	(1,595)	25			(1,570)	(2,068)

Operating Income	159	123			282	371
Other Income (Expense), Net	149	(132)	(d	)	(25)	(33)
		(42)	(b	)
Interest Expense	(103)	9	(c	)	(93)	(122)
		1	(d	)

Income from Continuing Operations Before Income Taxes	205	(41)			164	216
Income Tax Expense	(67)	13	(e	)	(54)	(71)

Income from Continuing Operations	138	(28)	(d	)	110	145
Less: Income Attributable to Noncontrolling Interests	5	—			5	7

Income from Continuing Operations Attributable to Shareholders of Celesio	€133	€(28)			€105	$138

*	Certain changes were made to align the presentation of Celesio’s financial information with McKesson’s presentation

The following reclassifications and adjustments have been made to reconcile Celesio’s financial information, as reported under IFRS, with U.S. GAAP and to conform to McKesson’s presentation:

(a)	Celesio factors certain receivables under a facility arrangement and has derecognized these receivables under IFRS. These transactions do not qualify for balance sheet derecognition under U.S. GAAP. This adjustment has been recorded to recognize these receivables and corresponding short-term borrowings.

(b)	This adjustment represents the bifurcation of the conversion option from Celesio’s convertible debt and classification of the conversion option as a derivative liability and associated deferred tax asset under U.S. GAAP. The conversion option was classified within Shareholders’ Equity in Celesio’s IFRS financial statements. The change in classification results in a remeasurement loss from changes in fair value of the derivative liability recorded under U.S. GAAP.

(c)	There are differences between the accounting for the Celesio pension plans under IFRS and U.S. GAAP related to the treatment of prior service costs, actuarial gains and losses, estimated return on plan assets and classification of components of pension expense. This adjustment represents the difference between the treatment under U.S. GAAP and IFRS.

(d)	There are differences between Celesio’s historical reporting and the presentation in McKesson’s financial statements. These reclassifications align Celesio’s presentation with McKesson’s presentation as follows:

Balance Sheet: reclassify (i) internally developed Capitalized Software to Other Assets and to present Goodwill and Intangible Assets separately, (ii) amounts to Current Portion of Long-Term Debt.

Statement of Operations: reclassify (i) incentives received from suppliers to cost of sales, (ii) shipping and handling charges and other amounts received from customers to revenues and (iii) certain other reclassifications to operating expenses, including recoveries of bad debt expense and net gains on asset disposals.

(e)	This adjustment represents the income tax impact of the IFRS to U.S. GAAP adjustments described above.

6.	Pro Forma Adjustments

The following pro forma adjustments have been made to reflect the Acquisition and the combination of McKesson and Celesio:

(a) Cash and Cash Equivalents

(In millions)
Proceeds from the Bridge Loan, net of $25 million of debt issuance costs	$4,932
Cash paid for the Acquisition:
Celesio common shares acquired from Haniel	(4,099)
Bonds acquired from the Elliott Group	(945)
Bonds acquired in Private Transactions	(61)

Total cash paid	(5,105)

Total	$(173)

(b) Fair value adjustments as a result of the purchase price allocation

(In millions)
Inventories—fair value adjustment	$49
Property, Plant and Equipment—fair value adjustment	165
Goodwill
Reversal of Celesio’s historical goodwill	(2,828)
Goodwill recognized in the Acquisition	3,637

Total	809

Intangible Assets
Reversal of Celesio’s historical intangible assets	(30)
Acquired identifiable intangible assets	2,866

Total	2,836

Other Noncurrent Liabilities
Acquired deferred tax liabilities and other non-current liabilities	795
Elimination of conversion feature on Celesio Bonds acquired by McKesson	(67)
Reclassification of conversion feature on Celesio Bonds to other accrued liabilities	(30)

Total	698

Long-Term Debt—fair value adjustment	134
Noncontrolling Interests—fair value adjustment	1,402

(c) Other Accrued Liabilities

(In millions)
Accrual of transaction costs incurred subsequent to December 31, 2013	$33
Reversal of accrued interest expense on Celesio Bonds acquired by McKesson	(16)
Reclassification of conversion feature on Celesio Bonds acquired by McKesson from other noncurrent liabilities	30

Total	$47

(d) Long-Term Debt

(In millions)
Proceeds from Bridge Loan	$4,957
Fair value adjustment of Celesio’s long-term debt – see Note (b)	134
Elimination of Celesio Bonds acquired by McKesson, not yet converted to Celesio common stock	(630)
Reclassification of convertible debt to current portion of long-term debt *	(307)

Total	$4,154

Reclassification of convertible debt to current portion of long-term debt	$307

*	This adjustment relates to a reclassification of Celesio’s outstanding 2014 and 2018 convertible Bonds that became redeemable at the option of the holder upon the change of control of Celesio.

(e) McKesson Corporation Stockholders’ Equity

(In millions)
Elimination of Celesio’s historical shareholders’ equity	$(2,864)
Accrual of transaction costs incurred subsequent to December 31, 2013	(33)
Debt issuance costs on the Bridge Loan, net of tax	(25)

Total	$(2,922)

(f) Cost of Sales, Operating Expenses, Other Income (Expense), Net and Interest Expense

(In millions)	Year Ended March 31, 2013	Nine Months Ended December 31, 2013
Cost of Sales
Inventories fair value adjustment	$(49)	$—

Operating Expenses
Reversal of Celesio’s historical intangible amortization and impairment expense	48	9
Amortization of acquired intangible assets	(297)	(184)
Depreciation expense on incremental fair value of acquired property, plant and equipment	(39)	(25)
Reversal of transaction costs incurred	—	12

Total	(288)	(188)

Other Income (Expense), Net
Reversal of transaction costs incurred by McKesson in the quarter ended December 31, 2013	—	13

Elimination of remeasurement loss from changes in fair value of the derivative liability associated with the acquired Bonds	—	39

Total	—	52

Interest Expense
Bridge Loan, assuming an effective interest rate of 4.55%*, net of $10 million of previously expensed Bridge Loan costs incurred in the quarter ended December 31, 2013	(226)	(159)
Elimination of interest expense on acquired Bonds	20	15
Amortization of the fair value adjustment on long-term debt	47	27

Total	(159)	(117)

* Assumes the Bridge Loan is outstanding from April 1, 2012 through December 31, 2013. McKesson expects to refinance all or part of the outstanding amounts under the Bridge Loan with longer-term financing. Interest expense associated with long-term financing may differ from the expense associated with the Bridge Loan. Pre-tax income would increase/decrease by $6.2 million based on a 1/8 percent variance in the effective interest rate.

(g)	Adjustment to reflect the income tax impact of the pro forma adjustments, using the applicable statutory income tax rates. Income tax rates do not take into account any possible future tax events or changes in planned structure for the combined company.

(h)	Adjustment to reflect the net income attributable to the noncontrolling interest resulting from the Acquisition.

DESCRIPTION OF NOTES

This description of the notes being offered hereby supplements and, to the extent it is inconsistent, replaces, the description of the general provisions of the notes and the indenture in the accompanying prospectus. The notes will be “Senior Debt Securities,” as that term is used in the accompanying prospectus. All references to “McKesson,” “we,” “our” and “us” in this section refer only to McKesson Corporation and not its subsidiaries.

General

The 2015 floating rate notes, the 2017 fixed rate notes, the 2019 fixed rate notes, the 2024 fixed rate notes and the 2044 fixed rate notes will each be issued as a separate series of debt securities under the indenture, dated as of December 4, 2012 (the “Indenture”), between us and Wells Fargo Bank, National Association, as trustee. You may request a copy of the Indenture and the form of note from the trustee.

We will issue the notes in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 thereafter. We do not intend to apply for the listing of the notes on a national securities exchange or for quotation of the notes on any automated dealer quotation system.

The following statements relating to the notes and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of notes and the Indenture.

The notes will be our senior unsecured obligations. The cover page of this prospectus supplement sets forth the respective maturity dates, aggregate principal amounts and interest rates of the notes of each series.

We may, without the consent of the holders of the notes, create and issue additional notes with the same terms (except for the issue date, the public offering price and, under certain circumstances, the first interest payment date) as one or more series of the notes. The additional notes will form a single series with the outstanding notes of the corresponding series. No additional notes may be issued if an event of default has occurred and is continuing with respect to such series of notes.

Payments of principal, premium if any, and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time.

Fixed Rate Notes

The fixed rate notes will bear interest from the date of issuance. Interest on the 2017 fixed rate notes will be payable semi-annually on each March 10 and September 10, beginning September 10, 2014, to the persons in whose names such notes are registered at the close of business on the February 24 immediately preceding each March 10 and the August 27 immediately preceding each September 10. Interest on the 2019 fixed rate notes, the 2024 fixed rate notes and the 2044 fixed rate notes will be payable on March 15 and September 15 of each year, beginning September 15, 2014, to the persons in whose names such notes are registered at the close of business on the March 1 immediately preceding each March 15 and the September 1 immediately preceding each September 15. Interest on the fixed rate notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Floating Rate Notes

The 2015 floating rate notes will bear interest at a variable rate. The interest rate for the 2015 floating rate notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the trustee, plus 0.40%.

Interest on the 2015 floating rate notes will be payable quarterly on March 10, June 10, September 10 and December 10 of each year, beginning June 10, 2014. An interest period is the period commencing on an interest payment date for the 2015 floating rate notes (or, in the case of the initial interest period, commencing on March 10, 2014) to, but excluding, the next succeeding interest payment date for the 2015 floating rate notes, and in the case of the last such period, from and including the interest payment date immediately preceding the maturity date for the 2015 floating rate notes to but not including such maturity date. The initial interest period is March 10, 2014 through June 9, 2014. The interest on the 2015 floating rate notes will be reset on the first day of each interest period other than the initial interest period (each, an “interest reset date”). The interest determination date for an interest period will be the second London business day preceding such interest period (the ‘‘interest determination date’’). The interest determination date for the initial interest period will be March 6, 2014. Interest will be paid on each interest payment date for the 2015 floating rate notes to the persons in whose names the 2015 floating rate notes are registered at the close of business on the business day preceding the interest payment date. However, interest that we pay on the maturity date for the 2015 floating rate notes will be payable to the person to whom the principal will be payable. Interest on the 2015 floating rate notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year.

If an interest payment date for the 2015 floating rate notes, other than the maturity date for the 2015 floating rate notes, falls on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after the interest payment date. If the maturity date of the 2015 floating rate notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. With respect to the 2015 floating rate notes, ‘‘business day’’ is any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the place of payment are authorized or obligated by law or executive order to be closed that is also a London business day. A ‘‘London business day’’ is any day on which dealings in U.S. dollars are transacted in the London interbank market.

‘‘LIBOR’’ will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Bloomberg L.P. (or any successor service) on the BBAM Page (or any other page as may replace such page on such service) as of 11:00 a.m., London time, on such interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Bloomberg L.P. on the BBAM Page, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

‘‘Bloomberg L.P. BBAM Page’’ means the display designated on page ‘‘BBAM’’ on Bloomberg L.P. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the 2015 floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the written request of any holder of the 2015 floating rate notes, provide the interest rate then in effect with respect to the 2015 floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the 2015 floating rate notes.

Optional Redemption

The 2015 floating rate notes are not redeemable.

We may redeem:

(a)	the 2017 fixed rate notes and 2019 fixed rate notes prior to their maturity date or

(b)	the 2024 fixed rate notes prior to December 15, 2023, the date that is three months before their maturity date or

(c)	the 2044 fixed rate notes prior to September 15, 2043, the date that is six months before their maturity date in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the fixed rate notes to be redeemed; or

(2)	an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 10 basis points with respect to the 2017 fixed rate notes, 15 basis points with respect to the 2019 fixed rate notes, 20 basis points with respect to the 2024 fixed rate notes and 20 basis points with respect to the 2044 notes, plus, in each case, accrued and unpaid interest thereon to, but not including the date of redemption.

On or after December 15, 2023, the date that is three months prior to the maturity for the 2024 fixed rate notes, we may redeem the 2024 fixed rate notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such 2024 fixed rate notes, plus accrued and unpaid interest to, but not including, the redemption date.

On or after September 15, 2043, the date that is six months prior to the maturity for the 2044 fixed rate notes, we may redeem the 2044 fixed rate notes in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such 2044 fixed rate notes, plus accrued and unpaid interest to, but not including, the redemption date.

The principal amount of any fixed rate note remaining outstanding after a redemption in part shall be $2,000 or a higher integral multiple of $1,000. Notwithstanding the foregoing, installments of interest on fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of fixed rate notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee is provided fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee and confirmed by us in an officer’s certificate, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price on such redemption date.

Notice of any redemption will be mailed (or, in the case of notes held in book-entry form, be transmitted electronically) at least 30 days but not more than 60 days before the redemption date to each registered holder of the fixed rate notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the fixed rate notes or portions thereof called for redemption. If less than all of the fixed rate notes of a series are to be redeemed, the fixed rate notes of such series to be redeemed will be selected by the trustee by lot or another method the trustee deems to be fair and appropriate, in each case in accordance with the procedures of DTC to the extent applicable.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless we have previously exercised our right to redeem the notes of a series in whole as described above, holders of notes of that series will have the right to require us to repurchase all or any part (in integral multiples of $1,000 original principal amount) of their notes of that series pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in such notes; provided that the principal amount of any note remaining outstanding after a repurchase in part shall be $2,000 or a higher integral multiple of $1,000. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then outstanding aggregate principal amount of notes of that series repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes of the series subject to the Change of Control Triggering Event describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes of that series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The paying agent will promptly mail (or, in the case of notes held in book-entry form, transmit electronically) to each holder of notes properly tendered the repurchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unrepurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ours and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ours and our subsidiaries taken as a whole to another Person (as defined in the Indenture) or group may be uncertain.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means with respect to each series of notes, the notes of that series are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) we become a wholly-owned subsidiary of a holding company and (b) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of McKesson’s voting stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Certain Covenants

Definitions

The term “Attributable Debt” shall mean in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction, as determined by our Board of Directors, or (b) the present value of the obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities of each series outstanding pursuant to the Indenture and subject to limitations on sale and lease-back transaction covenants, compounded semi-annually in either case as determined by our principal accounting or financial officer.

The term “Consolidated Subsidiary” shall mean any Subsidiary (as defined in the Indenture) substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with our financial statements in accordance with accounting principles generally accepted in the United States of America.

The term “Exempted Debt” shall mean the sum of the following as of the date of determination: (1) Indebtedness of ours and our Consolidated Subsidiaries incurred after the date of issuance of the notes and secured by liens not permitted by the limitation on liens provisions, and (2) Attributable Debt of ours and our Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the issuance of the notes, other than leases permitted by the limitation on sale and lease-back provisions.

The term “Indebtedness” shall mean all items classified as indebtedness on our most recently available consolidated balance sheet, in accordance with accounting principles generally accepted in the United States of America.

The term “Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries) or (2) any other person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of us or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

The term “Receivables Subsidiary” shall mean a Subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable or inventory (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by us or any Subsidiary of ours (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse or obligates us or any Subsidiary of ours in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of ours or any Subsidiary of ours (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither we nor any Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and

(c) with which neither we nor any Subsidiary of ours has any obligations to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.

Limitation on Liens

We covenant that, so long as any of the notes remain outstanding, we will not, and will not permit any Consolidated Subsidiary, to create or assume any Indebtedness for money borrowed which is secured by a mortgage, pledge, security interest or lien (“liens”) of or upon any assets, whether now owned or hereafter acquired, of ours or any such Consolidated Subsidiary without equally and ratably securing the notes by a lien ranking equally to and ratably with (or, at our option, senior to) such secured Indebtedness, except that the foregoing restriction shall not apply to:

•	liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary;

•

liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure indebtedness incurred or guaranteed by us or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereon, which indebtedness is incurred or guaranteed prior to, at the time of or within 360 days after such acquisition, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

•	liens securing indebtedness owed by any Consolidated Subsidiary to us or another wholly owned Subsidiary;

•

liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with us or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of the corporation or firm as an entirety or substantially as an entirety by us or a Subsidiary;

•

liens on any assets of ours or a Consolidated Subsidiary in favor of the United States of America or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing;

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any lien referred to in the foregoing;

•	certain statutory liens or other similar liens arising in the ordinary course of our or a Consolidated Subsidiary’s business, or certain liens arising out of government contracts;

•	certain pledges, deposits or liens made or arising under the worker’s compensation or similar legislation or in certain other circumstances;

•	certain liens in connection with legal proceedings, including certain liens arising out of judgments or awards;

•

liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of the business or the ownership of our assets or those of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair the use of such assets in the operation of our business or that of such Consolidated Subsidiary or the value of such assets for the purposes thereof;

•

liens relating to accounts receivable of ours or any of our Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with accounting principles generally accepted in the United States of America, to the extent the sale by us or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof; or

•	liens on any assets of ours or any of our Subsidiaries (including Receivables Subsidiaries) incurred in connection with a Qualified Receivables Transaction.

Notwithstanding the above, we or any of our Consolidated Subsidiaries may, without securing the notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions; provided that after giving effect thereto the Exempted Debt then outstanding at such time does not exceed 10% of our total assets on a consolidated basis.

Limitation on Sale and Lease-Back Transactions

Sale and lease-back transactions, except such transactions involving leases for less than three years, by us or any Consolidated Subsidiary of any assets are prohibited unless (a) we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value (as determined by our Board of Directors) and the proceeds are applied to the purchase or acquisition, or, in the case of real property, the construction, of assets or to the retirement of Indebtedness. The foregoing limitation will not apply, if at the time we or any Consolidated Subsidiary enters into such sale and lease-back transaction, and after giving effect thereto, Exempted Debt does not exceed 10% of our total assets on a consolidated basis.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person formed by such consolidation or into which we are merged or to which our assets substantially as an entirety are transferred or leased is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes our obligations on the notes and under the Indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the Indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the notes and the Indenture, we shall be discharged from all our obligations under the notes and the Indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Book-Entry System

The certificates representing the notes of each series will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities — Registered Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the Indenture with respect to the notes of each series offered hereby. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States (“U.S.”) federal income tax consequences of the acquisition, ownership, and disposition of the notes to Non-U.S. Holders (as defined below). This summary is for informational purposes only and is based on the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations and practice, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, with possible retroactive effect. There can be no assurance that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, positions different from those discussed herein.

The following discussion does not address non-U.S., state, or local tax consequences of the acquisition, ownership, or disposition of the notes, nor does it address U.S. federal income tax consequences relevant to special classes of taxpayers, e.g., dealers in securities; traders in securities that have elected the mark-to-market method of accounting for their securities; persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction; certain U.S. expatriates; financial institutions; insurance companies; controlled foreign corporations; passive foreign investment companies; persons subject to the alternative minimum tax; entities which are tax-exempt for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a holder of a note that is an individual, corporation, estate or trust that is not, for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created, organized, or domesticated under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a U.S. court and has one or more U.S. persons, within the meaning of Code section 7701(a)(30), who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisors as to the tax consequences of an investment in the notes.

Prospective holders should consult an independent tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning, or disposing of the notes in light of their particular circumstances as well as with respect to any tax consequences of acquiring, owning, or disposing of the notes under U.S. federal estate or gift tax laws or under any applicable tax treaty.

Payments of interest

It is expected, and, therefore, this summary assumes that the notes will not be issued with original issue discount for U.S. federal income tax purposes. Generally, any interest paid to a Non-U.S. Holder of a note that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income (including withholding) tax if the interest qualifies as “portfolio interest.” Interest on the notes generally will qualify as portfolio interest if (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all our voting stock, (b) such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code, and (c) either the beneficial owner certifies, under penalties of perjury (generally through the provision of a properly executed IRS Form W-8BEN), that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner’s name and address, or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes certifies, under penalties of perjury, that it (or a similar financial institution between it and the beneficial owner) has received such a statement from the beneficial owner. The gross amount of payments to a Non-U.S. Holder of interest that is not effectively connected with a

U.S. trade or business and that does not qualify for the portfolio interest exemption will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. Payments of interest that are effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder and, to the extent an applicable treaty so provides, are attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States will be taxed on a net basis at regular U.S. rates in the same manner as such payments to U.S. persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. If payments of interest are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (whether or not a treaty applies), the 30% withholding tax discussed above will not apply provided that the appropriate certification (discussed below) is provided. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI (or such successor forms as the IRS may designate), as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder that is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, exchange, redemption or other disposition

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale, exchange, redemption or other disposition of a note unless: (i) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses; or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder and, to the extent an applicable treaty so provides, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, in which case such gain will be taxable in the same manner as effectively connected interest (discussed above).

Information reporting and backup withholding

A Non-U.S. Holder may be required to certify under penalties of perjury that it is a Non-U.S. Holder (generally through the provision of a properly executed IRS Form W-8BEN) in order to prevent information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s federal income tax liability, if any, if the holder timely provides the required information to the IRS.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of the notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2015 floating rate notes	Principal Amount of 2017 fixed rate notes	Principal Amount of 2019 fixed rate notes	Principal Amount of 2024 fixed rate notes	Principal Amount of 2044 fixed rate notes
Goldman, Sachs & Co.	$120,000,000	$210,000,000	$330,000,000	$330,000,000	$240,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000,000	210,000,000	330,000,000	330,000,000	240,000,000
Mitsubishi UFJ Securities (USA), Inc.	26,667,000	46,667,000	73,334,000	73,334,000	53,334,000
Scotia Capital (USA) Inc.	26,667,000	46,667,000	73,333,000	73,333,000	53,333,000
Wells Fargo Securities, LLC	26,666,000	46,666,000	73,333,000	73,333,000	53,333,000
Fifth Third Securities, Inc.	16,000,000	28,000,000	44,000,000	44,000,000	32,000,000
PNC Capital Markets LLC	16,000,000	28,000,000	44,000,000	44,000,000	32,000,000
Rabo Securities USA, Inc.	16,000,000	28,000,000	44,000,000	44,000,000	32,000,000
HSBC Securities (USA) Inc.	8,000,000	14,000,000	22,000,000	22,000,000	16,000,000
Lloyds Securities Inc.	8,000,000	14,000,000	22,000,000	22,000,000	16,000,000
TD Securities (USA) LLC	8,000,000	14,000,000	22,000,000	22,000,000	16,000,000
U.S. Bancorp Investments, Inc.	8,000,000	14,000,000	22,000,000	22,000,000	16,000,000

Total	$400,000,000	$700,000,000	$1,100,000,000	$1,100,000,000	$800,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at the public offering prices less a concession not to exceed 0.100% of the principal amount, with respect to the 2015 floating rate notes, 0.200% of the principal amount, with respect to the 2017 fixed rate notes, 0.300% of the principal amount, with respect to the 2019 fixed rate notes, 0.400% of the principal amount, with respect to the 2024 fixed rate notes and 0.500% of the principal amount, with respect to the 2044 fixed rate notes. Any underwriter may allow, and any such dealer may reallow, a concession not to exceed 0.050% of the principal amount, with respect to the 2015 floating rate notes, 0.150% of the principal amount, with respect to the 2017 fixed rate notes, 0.200% of the principal amount, with respect to the 2019 fixed rate notes, 0.250% of the principal amount, with respect to the 2024 fixed rate notes and 0.250% of the principal amount, with respect to the 2044 fixed rate notes on sales to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. The underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:

Paid by us	2015 floating rate notes	2017 fixed rate notes	2019 fixed rate notes	2024 fixed rate notes	2044 fixed rate notes
Per note	0.150%	0.450%	0.600%	0.650%	0.875%
Total	$600,000	$3,150,000	$6,600,000	$7,150,000	$7,000,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $8,000,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. However, neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that these activities may have on the price of the notes. In addition, the underwriters are not required to engage in any of these activities, and may end any of them at any time.

Conflicts of Interest

In the ordinary course of business, the underwriters or their affiliates have provided and may in the future provide commercial, financial, advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. In particular, the representatives of the underwriters serve as joint bookrunners and joint lead arrangers under the Bridge Loan, and affiliates of the representatives serve as administrative agent and syndication agent. In addition, certain of the underwriters or their affiliates are agents and/or lenders under the Bridge Loan. As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay outstanding borrowings under the Bridge Loan. As affiliates of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC will each receive more than 5% of the proceeds of this offering, not including underwriting compensation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC will each have a “conflict of interest” as defined in Rule 5121 adopted by the Financial Industry Regulatory Authority. Consequently, this offering will be conducted in accordance with Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the account holder. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the notes offered are investment grade rated, as that term is defined in Rule 5121.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) offers of notes which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has advised us that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and for the underwriters by Davis Polk & Wardwell LLP, New York, New  York.

EXPERTS

The consolidated financial statements, the related financial statement schedule of McKesson Corporation, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Celesio AG as of December 31, 2012, and for the year then ended, prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K/A filed with the SEC on March 5, 2014 have been audited by Ernst & Young GmbH, Wirtschaftsprüfungsgesellschaft, Stuttgart, Germany, independent auditors, as set forth in their report thereon and incorporated herein by reference, which is based in part on the reports of PricewaterhouseCoopers LLP, Milton Keynes, UK, independent auditors. Such financial statements have been so incorporated in reliance upon the reports of such firms given upon the authority of such firms as experts in accounting and auditing.

The unconsolidated financial statements of Lloyds Pharmacy Limited and AAH Pharmaceutical Limited, neither separately presented nor incorporated by reference in this prospectus supplement or the accompanying prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose reports thereon, which with respect to Lloyds Pharmacy Limited is qualified as the unconsolidated financial statements of Lloyds Pharmacy Limited are not presented in accordance with International Accounting Standard 1, Presentation of Financial Statements, as they do not contain comparative figures for the year ended December 31, 2011, are incorporated in this prospectus supplement by reference from our Current Report on Form 8-K/A filed with the SEC on March 5, 2014. The audited consolidated financial statements of Celesio AG, to the extent they relate to Lloyds Pharmacy Limited and AAH Pharmaceutical Limited, have been so included in reliance on the reports of such independent accountants given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering (excluding any information furnished and not filed pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

•

our Definitive Proxy Statement on Schedule 14A filed on June 21, 2013, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013; and

•

our Current Reports on Form 8-K filed on June 25, 2013, August 2, 2013, September 30, 2013, October 25, 2013, November 21, 2013, January 15, 2014, January 29, 2014, February 5, 2014, February 12, 2014, February 28, 2014 and March 5, 2014, and our Current Report on Form 8-K/A filed on March 5, 2014.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

McKesson Corporation

One Post Street

San Francisco, California 94104

Attn: Corporate Secretary

Telephone: (415) 983-8300

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus supplement.

McKESSON CORPORATION

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

McKESSON CORPORATION

•	may sell common stock;

•	may sell preferred stock;

•	may sell depositary shares representing preferred stock;

•	may sell debt securities;

•	may sell warrants; and

•	may sell stock purchase contracts or stock purchase units.

The common stock of McKesson Corporation is listed on the New York Stock Exchange under the symbol “MCK.” Our principal executive offices are located at One Post Street, San Francisco, California 94104, and our telephone number is (415) 983-8300.

We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 2, 2012.

i

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “McKesson,” “the company,” “we,” “our,” “us” or similar terms refer to McKesson Corporation, together with its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “Commission” or “SEC”). By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in the registration statement of which this prospectus forms a part and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is listed on the New York Stock Exchange, and these reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information in such documents that is not deemed to be filed):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, September 30, 2011 and December 31, 2011; and

•	Current Report on Form 8-K filed on August 2, 2011.

We also incorporate by reference any future filings (other than information in such documents that is not deemed to be filed) made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to our Corporate Secretary at McKesson Corporation, One Post Street, San Francisco, California 94104. Our telephone number is (415)  983-8300.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” or “estimates,” or the negative of these words, or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, the factors discussed under “Risk Factors” in our Annual Reports on Form 10-K, in our Quarterly Reports on Form 10-Q, in any prospectus supplement related hereto, and in other information contained in our publicly available SEC filings and press releases. You should not consider this list to be a complete statement of all risks and uncertainties. You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. Except to the extent required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

McKESSON CORPORATION

McKesson Corporation is a corporation that delivers pharmaceuticals, medical supplies and health care information technologies that make health care safer while reducing costs. We conduct our business through two operating segments: McKesson Distribution Solutions and McKesson Technology Solutions.

Our principal executive offices are located at One Post Street, San Francisco, California 94104, and our telephone number is (415) 983-8300.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement with respect to the proceeds from the sale of the particular securities to which such prospectus supplement relates, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, including repayment or redemption of outstanding debt or preferred stock, the possible acquisition of related businesses or assets thereof, and working capital needs.

RATIO OF EARNINGS TO FIXED CHARGES

No shares of our preferred stock were outstanding during the years ended March 31, 2011, 2010, 2009, 2008 and 2007, or during the nine months ended December 31, 2011. Therefore, the ratios of earnings to fixed charges and preferred dividends are not separately stated from the ratios of earnings to fixed charges for the periods listed above. The table below reflects our ratio of earnings to fixed charges for the nine months ended December 31, 2011, and each of the five years in the period ended March 31, 2011.

	For the Nine Months Ended December 31, 2011	For the Years Ended March 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(a)	6.0	6.9	8.8	6.5	8.3	10.1

(a)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income/(loss) from continuing operations plus fixed charges; and “fixed charges” consists of interest costs, both expensed and capitalized (including amortization of debt discounts and deferred loan costs), and the representative interest component of rent expense.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of our common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and of certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the Delaware General Corporation Law (“DGCL”). Copies of our amended and restated certificate of incorporation and our amended and restated by-laws have been filed with the SEC and are filed as exhibits to the registration statement of which this prospectus forms a part.

As of the date hereof, our authorized capital stock consists of 900,000,000 shares, of which 800,000,000 shares are common stock, par value $0.01 per share, and 100,000,000 shares are preferred stock, par value $0.01 per share. As of December 31, 2011, there were 246,104,738 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Of the preferred stock, 10,000,000 shares have been designated Series A Junior Participating Preferred Stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on the New York Stock Exchange under the symbol “MCK.”

Common Stock

Dividend Rights. Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine.

Rights Upon Liquidation. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive or similar rights.

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation preferences of each of these series. We may amend from time to time our amended and restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares entitled to vote.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock. The summary in this prospectus is not complete. You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.

Each prospectus supplement may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that prospectus supplement covers.

Dividend Rights. The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.

Rights Upon Liquidation. The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock of that series will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to any provisions of any series of preferred stock that rank it junior or senior to other series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock.

Conversion, Redemption or Exchange Rights. The shares of a series of preferred stock will be convertible at the option of the holder of the preferred stock, redeemable at our option or the option of the holder, as applicable, or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.

Voting Rights. Except as indicated in the applicable prospectus supplement or as otherwise from time to time required by law, the holders of preferred stock will have no voting rights.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Our amended and restated certificate of incorporation and our amended and restated by-laws contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Our amended and restated certificate of incorporation also provides that any action required or permitted to be taken by the holders of common stock may be effected only at an annual or special meeting of such holders, and that stockholders may act in lieu of such meetings only by unanimous written consent. Our amended and restated by-laws provide that special meetings of holders of common stock may be called only by our Chairman or President or board of directors. Holders of common stock are not permitted to call a special meeting or to require that our board of directors call a special meeting of stockholders.

Our amended and restated by-laws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by us not less than 90 nor more than 120 days prior to the date of the annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

Our amended and restated certificate of incorporation provides that certain provisions of our amended and restated by-laws may only be amended by the affirmative vote of the holders of 75% of our outstanding shares entitled to vote. Our amended and restated certificate of incorporation also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of our outstanding voting stock and two-thirds of the voting stock other than voting stock held by an interested stockholder shall be necessary to approve certain business combinations proposed by an interested stockholder.

The foregoing summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed with the SEC.

Section 203 of Delaware General Corporation Law

We are subject to the “business combination” statute of the DGCL. In general, such statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:

(1)	such transaction is approved by our board of directors prior to the date the interested stockholder obtains such status,

(2)	upon consummation of such transaction, the “interested stockholder” beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3)	the “business combination” is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to the “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Certain Effects of Authorized But Unissued Stock

Our authorized but unissued shares of common stock and preferred stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount available for distribution to holders of our common stock or could adversely affect the rights and powers, including voting rights, of such holders. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

We plan to issue additional shares of common stock in connection with our employee benefit plans. We do not currently have any plans to issue shares of preferred stock.

Limitation of Liability of Directors

Our amended and restated certificate of incorporation contains a provision that limits the liability of our directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Such limitation does not, however, affect the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or purchases and (4) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate our rights or the rights of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our directors and officers have indemnification protection.

Transfer Agent and Registrar

Wells Fargo Shareowner Services acts as transfer agent and registrar of our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MCK”.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendments

We and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

The depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The debt securities we offer will be issued under an indenture between us and Wells Fargo Bank, National Association, acting as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special

U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	any provisions for the remarketing of the debt securities;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, and premium, if any, and interest on, Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, and premium, if any, and interest on, Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, and premium, if any, and interest on, Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Junior Subordinated Debt Securities

Payment of the principal of, and premium, if any, and interest on, Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our unsubordinated, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities or property of McKesson. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person formed by such consolidation or into which we are merged or to which our assets substantially as an entirety are transferred or leased is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and, if such entity is not a corporation, a co-obligor of the debt securities is a corporation organized or existing under any such laws, and such successor corporation or person, including such co-obligor, if any, expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of McKesson or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture with respect to the debt securities of any series, means any of the following:

•

failure to pay interest for 30 days after the date payment on any debt security of such series is due and payable; provided that an extension of an interest payment period by McKesson in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant in the indenture or the debt securities of such series (“other covenants”) for 90 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization of McKesson; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue such series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of McKesson occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default,

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action,

•	the requesting holders have offered the trustee security or indemnity reasonably satisfactory to it for expenses and liabilities that may be incurred by bringing the action,

•	the trustee has not instituted the action within 60 days of the request, and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the Trustee a certificate, signed by an officer of McKesson, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee,

•	by a nominee of the depositary to the depositary or another nominee of the depositary, or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names,

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of McKesson, the trustee or any other agent of McKesson or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Securities will be expressly made subject to the discharge and defeasance provisions of the indenture.

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities,

•	evidence the assumption by a successor corporation of our obligations,

•	add covenants for the protection of the holders of debt securities,

•	cure any ambiguity or correct any inconsistency in the indenture,

•	establish the forms or terms of debt securities of any series and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected thereby (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in Minneapolis, Minnesota.

The indenture contains limitations on the right of the trustee, should it become a creditor of McKesson, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of McKesson or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

DESCRIPTION OF WARRANTS

General

We may issue debt warrants for the purchase of debt securities or stock warrants for the purchase of preferred stock or common stock.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

Debt Warrants

General. Reference is made to the applicable prospectus supplement for the terms of debt warrants in respect of which this prospectus is being delivered, the debt securities warrant agreement relating to such debt warrants and the debt warrant certificates representing such debt warrants, including the following:

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;

•	the designation and terms of any related debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	the date, if any, on and after which such debt warrants and any related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of such debt warrants, if any; and

•	any other terms of the debt warrants.

The debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to any payments of principal and premium, if any, and interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants. Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the debt warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, debt warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Stock Warrants

General. Reference is made to the applicable prospectus supplement for the terms of stock warrants in respect of which this prospectus is being delivered, the stock warrant agreement relating to such stock warrants and the stock warrant certificates representing such stock warrants, including the following:

•	the type and number of shares of preferred stock or common stock purchasable upon exercise of such stock warrants and the procedures and conditions relating to the exercise of such stock warrants;

•	the date, if any, on and after which such stock warrants and related offered securities will be separately tradeable;

•	the offering price of such stock warrants, if any;

•	the initial price at which such shares may be purchased upon exercise of stock warrants and any provision with respect to the adjustment thereof;

•	the date on which the right to exercise such stock warrants shall commence and the date on which such right shall expire;

•	a discussion of the material U.S. federal income tax considerations applicable to the ownership or exercise of stock warrants;

•	call provisions of such stock warrants, if any;

•	any other terms of the stock warrants;

•	anti-dilution provisions of the stock warrants, if any; and

•	information relating to any preferred stock purchasable upon exercise of such stock warrants.

The stock warrant certificates will be exchangeable for new stock warrant certificates of different denominations and stock warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their stock warrants, holders of stock warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

Exercise of Stock Warrants. Each stock warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the stock warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, stock warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised stock warrants will become void.

Stock warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the stock warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the stock warrants represented by such stock warrant certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and requiring us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, or stock purchase units, consisting of a stock purchase contract and either (x) senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, or (y) debt obligations of third parties, including U.S. Treasury securities, in each case, securing the holder’s obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, or prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

PLAN OF DISTRIBUTION

McKesson may sell common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts or stock purchase units in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to McKesson from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, McKesson will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by McKesson to one or more institutional purchasers, or through agents designated by McKesson from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by McKesson to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than our common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom McKesson sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the securities being offered hereby is being passed upon for McKesson Corporation by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, the related financial statement schedule, incorporated in this prospectus by reference from McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$4,100,000,000

McKesson Corporation

$400,000,000 Floating Rate Notes due 2015

$700,000,000 1.292% Notes due 2017

$1,100,000,000 2.284% Notes due 2019

$1,100,000,000 3.796% Notes due 2024

$800,000,000 4.883% Notes due 2044

Prospectus Supplement

March 5, 2014

Joint Book-Running Managers

BofA Merrill Lynch

Goldman, Sachs & Co.

Senior Co-Managers

Mitsubishi UFJ Securities

Scotiabank

Wells Fargo Securities

Co-Managers

Fifth Third Securities

PNC Capital Markets LLC

Rabo Securities

HSBC

Lloyds Securities

TD Securities

US Bancorp